Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement is entered into by Barbara Larson (“Executive”) and Workiva Inc., a Delaware corporation (“Company”).
WHEREAS, Company desires to employ Executive on the terms and conditions set forth herein; and
WHEREAS, Executive desires to be employed by Company on such terms and conditions.
NOW, THEREFORE, the parties agree as follows:
1.Term. The term of Executive’s employment hereunder will commence on January 20, 2026 (“Effective Date”) and will continue until terminated as set forth below. The period during which Executive is employed by Company hereunder is referred to as the “Employment Term.”
2.Position and Duties.
2.1Position. Executive will serve as Executive Vice President and Chief Financial Officer, reporting to Company’s President & Chief Executive Officer (“CEO”). Executive will have such duties, authority and responsibility as may be determined from time to time by Company’s CEO, which are consistent with Executive’s position. Executive will, if requested by Company, also serve as an officer or director of any affiliate of Company for no additional compensation.
2.2Duties. Executive agrees to devote her full business time and best efforts, energies and talents to the performance of Executive’s duties hereunder. Notwithstanding the foregoing, Executive may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or interfere with her obligations pursuant to this Agreement or to any Company policy, including its Code of Conduct; provided that (i) Executive must disclose any such activity in writing to the Company’s CEO; and (ii) Executive may not serve as director of a public company or own five percent or more of the publicly traded securities of any company without the prior written consent of the CEO, which will not be unreasonably withheld.
2.3Place of Performance. The principal place of Executive’s employment will be her residence in Bozeman, Montana, provided that Executive may be required to travel on Company business as requested during the Employment Term.
2.4At-Will Employment. The Executive’s employment with the Company is at-will.
3.Compensation.
3.1Base Salary. Company will pay Executive an annual base salary of $485,000 in accordance with Company’s standard payroll practices. Executive’s base salary will be reviewed at least annually by the CEO, and the CEO may, but will not be required to, increase the base salary during the Employment Term. Executive’s annual base salary, as in effect from time to time, is referred to as “Base Salary.”
3.2Annual Bonus.
(a)For each complete fiscal year of the Employment Term commencing with the fiscal year ending December 31, 2026, Executive will have the opportunity to earn an annual bonus (“Annual Bonus”) pursuant to the bonus plan applicable to Company executives. The Compensation Committee of the Board (“Compensation Committee”) will have the sole discretion to adopt a performance-based bonus plan or arrangement, in which case Executive will participate in such plan or arrangement, as determined in the sole discretion of the CEO or the Compensation Committee. The CEO or the Compensation Committee will have the sole discretion to establish the level of target bonus (“Target Bonus”) for Executive. For any fiscal year with respect to which the CEO or the Compensation Committee has not established a Target Bonus for Executive, for purposes of this Agreement, Executive’s Target Bonus shall be deemed to be equal to 85% of Executive’s Base Salary as in effect on the first day of such fiscal year. For the fiscal year ending December 31, 2025 (“Fiscal 2025”), Executive will have the opportunity to earn a pro-rated Annual Bonus, with Executive’s Target Bonus to be 85% of Executive’s Base Salary. The pro-rata portion of any Annual Bonus earned for Fiscal 2025 will be determined by multiplying the Fiscal 2025 Annual Bonus by the fraction obtained by dividing the number of days between the Effective Date and December 31, 2025 by 365.
(b)The Annual Bonus, if any, will be paid within two-and-a-half months after the end of the applicable fiscal year.
(c)In order to be eligible to receive an Annual Bonus, Executive must be employed by Company on the last day of the applicable fiscal year.
3.3Equity Awards. In 2026 Executive will be awarded an initial equity grant of restricted stock units with a grant date value of $8,000,000 (the “Initial Grant”) pursuant to the Workiva Inc. 2014 Equity Incentive Plan, as amended and restated (such plan, or such other successor equity compensation plan, as may be in effect from time to time, the “Equity Plan”). The Initial Grant shall be subject to the terms of the Equity Plan and the applicable award agreements in the form determined by the Compensation Committee. The Equity Plan, together with Executive’s underlying award agreements, shall be referred to as the “Equity Documents.” In subsequent years during the Employment Term, Executive will be eligible to receive grants of equity awards pursuant to the Equity Plan, as determined in the sole discretion of the CEO or Compensation Committee.
3.4Employee Benefits. Executive will be entitled to receive all employee benefits, including paid time off, and participate in all employee benefit plans maintained by Company from time to time (collectively, “Employee Benefit Plans”), subject to meeting eligibility requirements. Company reserves the right to amend or terminate any benefit plan at any time in its sole discretion, subject to the terms of such plan and applicable law.
3.5Business Expenses. Executive will be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred in connection with the performance of Executive’s duties, in accordance with Company’s expense reimbursement policies and procedures.
4.Termination of Employment. Executive’s employment with Company may be terminated in accordance with the provisions below. The date on which Executive’s employment terminates is the “Termination Date.”
4.1Termination for Cause or Without Good Reason.
(a)Executive’s employment may be terminated by Company immediately for Cause, or by Executive without Good Reason upon 30 days’ written notice to Company, in which case Executive will be entitled to receive:
(i)any accrued, unpaid Base Salary through the Termination Date;
(ii)any earned, unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which will be paid on the otherwise applicable payment date;
(iii) reimbursement for unreimbursed business expenses in accordance with Company’s expense reimbursement policy; and
(iv) such accrued and vested employee benefits, if any, as to which Executive may be entitled under Company’s Employee Benefit Plans as of the Termination Date.
These above items are referred to collectively as the “Accrued Amounts.” The treatment of any outstanding equity awards will be determined in accordance with the Equity Documents.
(b)For purposes of this Agreement, “Cause” will mean:
(i)Executive’s willful or grossly negligent failure to perform her material duties or insubordination (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)Executive’s conviction or guilty plea to any felony or any other crime involving moral turpitude;
(iii) Executive’s commission of any act of fraud, misappropriation, or embezzlement, or any act of dishonesty or breach of trust related to Executive’s employment; or
(iv) Executive’s material breach of a material term of this Agreement or any material policy of Company.

Cause will not exist unless the Company has provided written notice to Executive of the existence of the circumstances constituting Cause, and if such grounds are curable, Executive has had at least 15 calendar days to cure. The conduct described in subsections (ii) and (iii) is not curable.
(c)For purposes of this Agreement, “Good Reason” will mean the occurrence of any of the following:
(i)a material reduction in Executive’s Base Salary without Executive’s written consent, other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;
(ii)a material reduction in Executive’s Target Bonus opportunity from any Target Bonus opportunity in effect for the prior fiscal year without Executive’s written consent;
(iii) a relocation of Executive’s principal place of employment by more than 50 miles without Executive’s written consent;
(iv) Company's failure to obtain an agreement from any successor to assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;
(v)any material breach by Company of any material provision of this Agreement or any material provision of any other agreement between Executive and Company (including, for the avoidance of doubt, the Equity Documents);
(vi) a material, adverse change in Executive's authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law) without Executive's written consent; or
(vii)a change in reporting structure from reporting to the CEO to reporting to another corporate officer or employee.
Executive may not terminate her employment for Good Reason unless Executive has provided written notice to Company of the existence of the circumstances constituting a Good Reason within 60 calendar days of the date she becomes aware of the existence of such grounds and Company has had at least 30 calendar days to cure. If Executive does not provide a notice of termination within 120 days after Executive first becomes aware of the occurrence of the applicable grounds, then Executive will be deemed to have waived Executive’s right to terminate for Good Reason with respect to such grounds.

4.2Termination Without Cause or for Good Reason.
(a)Executive’s employment hereunder may be terminated by Executive for Good Reason in accordance with Section 4.1(c), or by Company without Cause upon 30 days’ written notice. In the event of such termination, Executive will be entitled to receive the Accrued Amounts and, subject to Executive’s compliance with Section 5, Section 6 and Section 7 of this Agreement and provided that Executive executes, within forty-five (45) days after the Termination Date, and does not rescind a release in favor of Company in a form provided by the Company (the “Release Requirement”), Executive will be entitled to receive the following:
(i)A lump sum payment, which will be paid within 60 days following the Termination Date, equal to the sum of one year of Executive’s Base Salary.
(ii)Subject to Executive’s timely election to continue benefits under COBRA, Company will reimburse Executive the difference between the monthly COBRA premium paid by Executive for Executive and Executive’s dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to Executive on the tenth day of the month immediately following the month in which Executive timely remits the premium payment. Executive will be eligible to receive such reimbursement until the earliest of: (i) the 12-month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.
(iii) The treatment of any outstanding equity awards will be determined in accordance with the terms of the applicable Equity Documents; provided that notwithstanding the terms of such Equity Documents, all outstanding unvested stock unit options, stock appreciation rights, restricted stock units, restricted stock, and any other equity-based compensation awards that would have vested during the one-year period following the Termination Date shall become fully vested as of the Termination Date. For purposes of the foregoing, any performance-based awards which vest shall be deemed to vest at target as of the Termination Date.
4.3Death or Disability.
(a)Executive’s employment will terminate automatically upon Executive’s death during the Employment Term, and Company may terminate Executive’s employment on account of Executive’s Disability. In the event of such termination, Executive (or Executive’s estate and/or beneficiaries, as applicable) will be entitled to receive the Accrued Amounts and—

in the case of Executive’s Disability, subject to Executive’s compliance with Section 5, Section 6 and Section 7 of this Agreement and meeting the Release Requirement—Executive will be entitled to receive the following:
(i)Subject to Executive’s or the Executive’s beneficiaries’ timely election to continue benefits under COBRA, Company will reimburse Executive or her beneficiaries for the difference between the monthly COBRA premium paid by Executive for Executive and Executive’s dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to Executive or her beneficiaries on the tenth day of the month immediately following the month in which Executive or her beneficiaries timely remits the premium payment. Executive or her beneficiaries will be eligible to receive such reimbursement until the earliest of: (i) the 12-month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.
(ii) The treatment of any outstanding equity awards will be determined in accordance with the terms of the applicable Equity Documents; provided that notwithstanding the terms of such Equity Documents, all outstanding unvested stock unit options, stock appreciation rights, restricted stock units, restricted stock, and any other equity-based compensation awards that would have vested during the one-year period following the Termination Date shall become fully vested as of the Termination Date. For purposes of the foregoing, any performance-based awards shall be deemed to vest at target as of the Termination Date.
(b)For purposes of this Agreement, “Disability” will mean Executive is entitled to receive long-term disability benefits under Company’s long-term disability plan, or if there is no such plan, Executive’s inability, due to physical or mental incapacity, to substantially perform Executive’s duties and responsibilities under this Agreement for 180 days out of any 365-day period, or 120 consecutive days.
4.4Change in Control.
(a)Notwithstanding any other provision contained herein, if Executive’s employment is terminated by Executive for Good Reason or by Company without Cause, in each case within three months prior to or one year following a Change in Control, Executive will be entitled to receive the Accrued Amounts and, subject to Executive’s compliance with Section 5 and Section 7 of this Agreement and provided that the Release Requirement has been met, will be entitled to receive the following:

(i)A lump sum payment equal to 18 months of Executive’s Base Salary plus the Target Bonus for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid within 60 days following the Termination Date. For purposes of clarity, no Annual Bonus will be paid under Section 3 with respect to the fiscal year in which the Termination Date occurs.
(ii)Subject to Executive’s timely election to continue benefits under COBRA, Company will reimburse Executive the difference between the monthly COBRA premium paid by Executive for Executive and Executive’s dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to Executive on the tenth day of the month immediately following the month in which Executive timely remits the premium payment. Executive will be eligible to receive such reimbursement until the earliest of: (i) the 18-month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.
(iii) The treatment of any outstanding equity awards will be determined in accordance with the terms of the applicable Equity Documents; provided that notwithstanding the terms of such Equity Documents, all outstanding unvested stock options, stock appreciation rights, restricted stock units, restricted stock, and any other equity-based compensation awards shall become fully vested as of the Termination Date. For purposes of the foregoing, any performance-based awards shall be deemed to vest at maximum level as of the Termination Date.
(b)For purposes of this Agreement, “Change in Control” will mean “Change in Control as defined in the Equity Plan. Notwithstanding the foregoing definition, a Change in Control will not occur unless such transaction constitutes a change in the ownership of Company, a change in effective control of Company, or a change in the ownership of a substantial portion of Company’s assets under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”). For the avoidance of doubt, a Change in Control will not, by itself, result in the payment of the foregoing amounts or the vesting of any equity awards, except as expressly set forth in the applicable Equity Documents.
4.5Mitigation. Executive will not be obligated to seek other employment or otherwise mitigate the amounts payable under this Agreement, and except as provided above with respect to Company’s contribution to post-employment COBRA benefits, any amounts due Executive will not be reduced by compensation earned through employment with another employer.
4.6Resignation of All Other Positions. Upon termination of Executive’s employment hereunder for any reason, Executive will be deemed to have resigned from all positions that Executive holds as an officer or member of the board of directors (or a committee thereof) of Company or any of its affiliates.
4.7Section 280G.
(a)If any amount or benefit provided to Executive under this Agreement or otherwise (“Covered Payments”) would be an “excess parachute payment” as defined in Section 280G of the Code that subjects Executive to the excise tax imposed under Section 4999 of the Code (or any similar tax) (“Excise Tax”), then the Covered Payments will be provided to Executive (i) in full, or (ii) as to such lesser amount as would result in no portion of the Covered Payments being subject to the Excise Tax (“Reduced Payment”), whichever of the foregoing amounts, after taking into account applicable federal, state, local and foreign taxes and the Excise Tax, results in Executive’s receipt on an after-tax basis of the greatest amount of Covered Payments, notwithstanding that all or some portion of the Covered Payments may be subject to the Excise Tax.  Any reduction will be made consistent with Section 409A.
(b)All calculations and determinations under this section will be made by an independent tax advisor appointed by Company, based on information provided by Company and/or Executive.   Company will bear any costs incurred in connection with these calculations.
5.Confidential Information.
5.1Executive acknowledges and agrees that she has executed the Confidential Information and Invention Assignment Agreement, attached as Annex A (“Confidentiality Agreement”) and will be bound by it.
5.2Nothing in this Agreement or the Confidentiality Agreement will prevent Executive from (i) disclosing documents and information to the extent reasonably necessary in connection with any matter involving Executive’s rights or obligations under this Agreement or otherwise, or when required by law, (ii) retaining documents and information relating to her personal rights and obligations and her personal contact list; or (iii) disclosing documents and information to any attorney, financial advisor, tax preparer, or other professional for the purpose of securing professional advice.

6.Restrictive Covenants.
6.1Executive acknowledges and agrees that (i) by virtue of Executive’s employment with Company, Executive will have access to valuable trade secrets and other confidential and proprietary information, relating to Company’s business, (ii) Executive’s skills, knowledge and services to Company are unique in nature, (iii) Company’s business is international in scope, and (iv) Company would be irreparably damaged if Executive were to violate the restrictions contained in this Agreement. Accordingly, Executive agrees that during the Employment Term and for one year following the termination of employment for any reason other than by Executive for Good Reason or by Company without Cause (“Restricted Period”), Executive will not:
(a)Perform any services for, provide business advice to or permit Executive’s name to be used by a Direct Competitor (as hereinafter defined); provided that nothing in this Agreement will prevent Executive from acquiring or owning up to two percent of the outstanding voting securities of any Direct Competitor which is publicly traded, subject to Executive’s compliance with Company policies then in effect;
(b)Take any action, in connection with or on behalf of a Direct Competitor, which might divert from Company any opportunity which would be within the scope of Company’s then business;
(c)Directly or through a third party acting with information Executive has provided, solicit any person or entity who is or has been (i) a customer of Company at any time to purchase any Competing Products or Services from any person or entity other than Company; or (ii) a customer, vendor or other business relation of Company at any time to cease doing business with Company; provided, however, that this subsection will apply only to customers, vendors or other business relations of Company with which Executive had contact or of which Executive had knowledge as a result of Executive’s employment; or
(d)Directly or through a third party acting with information Executive has provided, solicit, encourage or induce any employee or consultant of Company to terminate her relationship with Company; provided that the foregoing will not be violated by any general solicitation not targeted at the prohibited group or by Executive serving as a reference upon request.
(e)As used herein, a “Direct Competitor” is any individual or entity that provides cloud-based solutions for improving productivity, collaboration and accountability in the areas of accounting, finance, risk and compliance, and sustainability, and any other such product or service as may be developed or marketed by Company during the Employment Term. The products and services subject to the foregoing definition are referred to as “Competing Products and Services.”

(f)In the event that, Executive performs her job duties under the Employment Agreement primarily from a jurisdiction in which post-employment restrictive covenants are per se unlawful or unenforceable, then the Restricted Period shall be the Employment Term and any post-separation period in which the Executive provides consulting services to the Company.
(g)Executive acknowledges and agrees that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of Company.
7.Non-Disparagement.
7.1Executive agrees that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Company or any of its employees, officers and existing and prospective customers, suppliers, investors and other associated third parties.
7.2Company agrees and covenants not to permit its officers, directors and senior management team to make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Executive.
7.3Notwithstanding any language above to the contrary, nothing in this Agreement is intended to, and does not, restrict or impede the parties from exercising protected rights under federal, state or local laws, including but not limited to whistleblower rights or disclosure regarding discrimination, harassment, and other types of unfair or unlawful conduct in the workplace, or from complying with any applicable law or regulation or a valid order of a court or government agency, provided that such compliance does not exceed that required by any law, regulation or order. To the extent permissible, Executive shall, as soon as reasonably practicable, provide written notice of any such order to Company’s Chief Executive Officer.
8.Remedies. In the event of a breach or threatened breach by Executive of the Restrictive Covenants, Non-Disparagement or Confidentiality provisions of this Agreement, Executive hereby consents and agrees that Company will be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. This equitable relief will be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
9.Security.
9.1Security and Access. Executive agrees to comply with all Company security policies and procedures as in effect from time to time. Executive agrees to notify Company promptly in the event Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any technology or other Company property or materials by others.
9.2Return of Property. Upon termination of Executive’s employment for any reason or upon Company’s request at any time, Executive will return to Company all Company property, including access cards, computers and related equipment, cell phones, electronic files, work product, removable storage devices, hard drives and all Company documents and materials belonging to Company and stored in any fashion. Executive must further delete or destroy all copies of any such documents and materials that remain in Executive’s possession or control and cannot be returned, including those stored on any non-Company devices.
10.Indemnification. Company will provide indemnification to Executive on the same terms provided to other officers, to the full extent provided in Company’s organizational documents and permitted by applicable law.
11.Governing Law: Jurisdiction and Venue. This Agreement will be construed in accordance with the laws of Iowa without regard to its conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement will be brought only in a state or federal court located in Story County, Iowa.
12.Entire Agreement/Non-Duplication. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings or agreements, written and oral, with respect to such subject matter, including any prior employment agreement between Executive and Company. For clarity, this Agreement does not supersede the Equity Documents other than as set forth in Section 4, and if Executive would be eligible for any severance benefits provided under any other plan, policy or agreement, severance benefits will be provided under this Agreement and not any such other plan, policy or agreement, unless the Company specifically provides otherwise.
13.Modification/Severability. In the event any restriction set forth in this Agreement is determined by a court to be unreasonable and/or unenforceable with respect to scope, time, or geographical or customer coverage, such restriction may be modified and narrowed by the court, so as to provide the maximum legally enforceable protection of Company’s interests as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein. Otherwise, no alteration or modification to this Agreement will be valid unless in writing and executed by both Parties.
14.Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.
15.Section 409A.

15.1This Agreement and any payment made in respect hereto is intended to be exempt from Section 409A or, if and to the extent subject to Section 409A, to comply therewith and will be construed and administered in accordance with Section 409A. Any payments under this Agreement that may be excluded from Section 409A under the involuntary termination separation pay exemption or the short-term deferral exemption shall be excluded from Section 409A to the maximum extent possible.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. If any payment under this Agreement is to be made within a designated period which does not begin and end within one calendar year, Executive does not have a right to designate the calendar year of the payment. If any reimbursements under this Agreement are subject to Section 409A, (i) the amount of expenses eligible for reimbursement during any calendar year will not affect the expenses eligible for reimbursement in any other calendar year, (ii) the right to such reimbursements may not be liquidated or exchanged for any other benefit, and (iii) reimbursement payments will be made to Executive as soon as practicable following the date that the expense is incurred, but no later than the last day of the calendar year following the calendar year in which the expense is incurred. Notwithstanding anything contained in this Agreement to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of the timing of any payments under this Agreement until Executive would be considered to have incurred a “separation from service" from the Company within the meaning of Section 409A. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event will Company be liable for any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
15.2Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to be “nonqualified deferred compensation” and Executive is determined to be a “specified employee,” each as defined in Section 409A, then such payment or benefit will not be paid until the first payroll date following the six-month anniversary of the date of Executive’s separation from service (as defined by Section 409A) (“Specified Employee Payment Date”).  Any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to Executive in a lump sum on the Specified Employee Payment Date and any remaining payments will be paid in accordance with their original schedule.
16.Successors and Assigns. This Agreement is personal to Executive and will not be assigned by Executive. Company may assign this Agreement to any successor or assign to all or substantially all of the business or assets of Company.
17.Notice. Notices and all other communications provided for in this Agreement will be in writing and transmitted by means of the method most frequently used to communicate with the other party.

18.Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, all compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with Company is subject to potential forfeiture or recovery by the Company in accordance with any compensation forfeiture or recovery policy adopted by the Board or the Committee, including but not limited to, a policy adopted in response to the requirements of Section 10D of the Exchange Act, the Securities and Exchange Commission’s final rules thereunder, any listing rules of any national securities exchange on which the Company’s Shares are then listed, other rules and regulations implementing the foregoing, or as otherwise required by law, rule, regulation, regulatory body, or stock exchange rules, as such policy or policies may be in effect from time to time.
19.Representations of Executive. Executive represents and warrants to Company that her acceptance of employment with Company and the performance of Executive’s duties hereunder will not conflict with or result in a breach of any contract, agreement or understanding to which Executive is a party or is otherwise bound.
EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on December 4, 2025.

WORKIVA INC.

By: /s/ Julie Iskow
Name: Julie Iskow
Title: President & CEO

BARBARA LARSON

Signature: /s/ Barbara Larson